Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153229 and 333-116837 on Form S-8 and 333-126312, 333-126573, 333-127464, 333-157694 and 333-157702 on Form S-3 of our reports dated February 25, 2010, relating to the consolidated financial statements and financial statement schedule of Strategic Hotels & Resorts, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for noncontrolling interests and convertible debt instruments for which the consolidated financial statements were retrospectively adjusted) and the effectiveness of Strategic Hotels & Resorts, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 25, 2010